Exhibit 99.2

For Release	December 15, 2025

Investor
Contact:	218-723-3952 shareholder@allete.com

ALLETE Board of Directors declares stub period dividend on common stock

DULUTH, Minn. – On Dec. 14, 2025, the board of directors of ALLETE, Inc. (NYSE:ALE) (the Company) declared a “stub period” dividend, subject to the consummation of the merger, in an amount equal to $0.008 per share of Company common stock (which reflects the most recent regular quarterly dividend rate of $0.73 per share, divided by 91 days) multiplied by the number of days from and including August 16, 2025, the day after the record date for the most recent regular quarterly common stock dividend, to and including the closing date of the Company’s previously announced acquisition by Canada Pension Plan Investment Board and Global Infrastructure Partners.

As previously disclosed, the board of directors of the Company fixed October 16, 2025 as the record date for the “stub period” dividend, provided holders of Company common stock hold their shares to the closing the transaction. The stub period dividend is payable to all holders of Company common stock who also receive the merger consideration. The payment date of the stub period dividend is the fifth business day after the closing of the transaction.

ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth; BNI Energy in Bismarck, ND; New Energy Equity, headquartered in Annapolis, MD; and has an 8% equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.  ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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ALLETE, Inc. • 30 West Superior Street, Duluth, Minnesota 55802
www.allete.com